Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-137152 and No. 333-152145) pertaining to the DXP Enterprises, Inc. 401(k) Retirement Plan of our report dated June 25, 2014, in this Annual Report on Form 11-K of the DXP Enterprises, Inc. 401(k) Retirement Plan for the year ended December 31, 2013.

EEPB, P.C.

Houston, Texas

June 25, 2014